EXHIBIT (c)(3)

BNY CAPITAL MARKETS, INC.
						Investment Banking
445 Park Avenue
  New York, New York 10022
						Telephone: 212-935-5151
						Facsimile: 212-832-6946




October 5, 2001


Electronic Retailing Systems
  International, Inc.
488 Main Avenue
Norwalk, Connecticut 06851

Dear Sirs:

	We hereby consent to the use of our opinion letter dated July 2, 2001 to the Special Committee of the Board of Directors of Electronic Retailing Systems
International, Inc. ("ERS"), included as Annex B to the
Information Statement of ERS which forms a part of the Transaction Statement on Schedule 13E-3 relating to the proposed merger into and with ERS of Systems Merger Sub, Inc., a wholly-owned subsidiary of Systems Holding Inc.
We further consent to the references in the Information
Statement to such opinion and to our presentation delivered on July 2, 2001, and to the inclusion of the summary of such opinion and presentation therein, and to the reference to our firm therein, and to the filing of such presentation and this letter as exhibits to the Transaction Statement.

				BNY CAPITAL MARKETS, INC.


				By s/Arthur Kowaloff
				   ----------------------
				   Managing Director


A Subsidiary of the Bank of New York Company